Exhibit 99.1
Company Contact:
Matthew Pfeffer
Chief Financial Officer
661-295-4784
mpfeffer@mannkindcorp.com
MANNKIND CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS
- Conference Call Today at 5:00 p.m. EDT -
VALENCIA, Calif., May 5, 2008 – MannKind Corporation (Nasdaq: MNKD) today reported financial results for the first quarter ended March 31, 2008.
For the first quarter of 2008, total operating expenses were $74.1 million, compared to $77.3 million for the first quarter of 2007. Research and development (R&D) expenses decreased by $5.3 million to $58.4 million for the first quarter of 2008 compared to the first quarter of 2007, primarily due to lower clinical trial costs and associated packaging costs for clinical materials, partially offset by higher stock compensation expense. General and administrative (G&A) expenses increased by $2.1 million to $15.6 million for the first quarter of 2008 compared to the first quarter of 2007 primarily due to additional patent expenses.
The net loss applicable to common stockholders for the first quarter of 2008 was $71.4 million, or $0.70 per share based on 101.4 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $73.1 million, or $1.00 per share based on 73.4 million weighted average shares outstanding for the first quarter of 2007.
Cash and cash equivalents were $269.1 million at March 31, 2008 and $368.3 million at December 31, 2007.
Conference Call
MannKind management will host a conference call to discuss these results today at 5:00 p.m. EDT. To participate in the call, please dial (800) 857-0373 or (210) 839-8507. To listen to the call via the internet, please visit www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (866) 457-6651 or (203) 369-1300.

Presenting from the Company will be:
-	Chairman and Chief Executive Officer Alfred Mann

-	President and Chief Operating Officer Hakan Edstrom

-	Corporate Vice President and Chief Financial Officer Matthew Pfeffer

-	Corporate Vice President and Chief Scientific Officer Peter Richardson
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. Its lead product, the Technosphere® Insulin System, is currently in Phase 3 clinical trials in the United States, Europe and Latin America to study its safety and efficacy in the treatment of diabetes. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.
(Tables to follow)

MannKind Corporation
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenue	$20	$10

Operating expenses:
Research and development	58,445	63,788
General and administrative	15,640	13,550

Total operating expenses	74,085	77,338

Loss from operations	(74,065)	(77,328)
Other income	60	52
Interest expense on senior convertible notes	(337)	(1,145)
Interest income	2,921	5,280

Loss before provision for income taxes	(71,421)	(73,141)
Income taxes	—	—

Net loss applicable to common stockholders	$(71,421)	$(73,141)

Net loss per share applicable to common stockholders — basic and diluted	$(0.70)	$(1.00)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	101,409	73,388

MannKind Corporation
Condensed Balance Sheets
(Unaudited)
(in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$269,079	$368,285
State research and development tax credit exchange receivable – current	—	831
Prepaid expenses and other current assets	8,004	9,596

Total current assets	277,083	378,712

Property and equipment – net	185,895	162,683

State research and development tax credit exchange receivable - net of current portion	1,875	1,500
Other assets	549	548

Total	$465,402	$543,443

Liabilities and Stockholders’ Equity

Current liabilities	$55,447	$67,558
Other liabilities	—	24
Senior convertible notes	111,882	111,761

Stockholders’ equity	298,073	364,100

Total	$465,402	$543,443

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